Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated effective as of November 1, 2010 at 7:00 a.m. Mountain Time (the “Effective Time”), is between EDWARD MIKE DAVIS, L.L.C., a Nevada limited liability company, and SPOTTIE, INC.., a Nevada corporation, 200 Rancho Circle, Las Vegas, Nevada 89107 (together, “Seller”), and RECOVERY ENERGY, INC., a Nevada corporation, 1515 Wynkoop Street, Suite 200, Denver, Colorado 80202 (“Buyer”).  Seller and Buyer are sometimes referred to in this Agreement, collectively, as the “Parties,” and individually, as a “Party.”

Recitals

A. Seller owns the following ("Assets"):
•
Certain rights and interests pursuant to the Chugwater Amended and Restated Purchase and Sales Agreement– dated February 2, 2008, covering approximately 10,972 acres in Laramie County, Wyoming (“Chugwater Rights”);

•
Leasehold interests in formations below the base of the Green Horn formation in approximately 23,023.07 acres pursuant to that certain Purchase Agreement dated May 15, 2010 and covering certain lands in Kimball and Banner Counties, Nebraska and Laramie and Goshen Counties, Wyoming (“Deep Rights”);

•
Leasehold interests in all formations in approximately 31,060.56 acres and covering certain lands in Laramie and Goshen Counties, Wyoming and Banner and Scotts Bluff Counties, Nebraska (“All Depths Rights”); and

•
The right to require Buyer to drill two wells pursuant to the terms of that certain Purchase Agreement dated May 15, 2010 on lands in Laramie County, Wyoming; the right to require Buyer to drill two wells pursuant to the terms of that certain Purchase and Sale Agreement dated April 1, 2010 on lands in Laramie County, Wyoming and the right to require Buyer to drill the Omega Prospect well pursuant to the terms of that certain Purchase Agreement dated December 1, 2009 on lands in Banner County, Nebraska (“Drilling Commitments”).

B. Seller desires to sell and assign to Buyer, and Buyer desires to purchase and acquire from Seller, the Assets in accordance with the terms and conditions hereof.

Agreement

IN CONSIDERATION OF the mutual premises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. In accordance with the terms and conditions of this Agreement, Buyer agrees to purchase and acquire from Seller, and Seller agrees to sell, assign, transfer and convey to Buyer, the following (collectively, the “Assets”):

(a) The following described leasehold estates (“Interests”) created by the oil and gas leases (the “Leases) described in Exhibit A, A-1, B and C hereto, insofar as and only insofar as the Leases cover and relate to the land described in Exhibit A, A-1, B and C hereto (the “Land”), including:

(i)
an undivided one hundred percent (100.00%) working interest and eighty percent (80.00%) net revenue interest in and to the leases comprising the Deep Rights, insofar and only insofar as those leases cover the land described in Exhibit A hereto ("Deep Rights Leases");

(ii)
an undivided seventy-five percent (75.00%) working interest and sixty percent (60.00%) net revenue interest in and to the leases comprising the Section 27 lands Rights, insofar and only insofar as those leases cover the land described in Exhibit A-1 hereto ("Section 27 Leases");

(iii)
a one hundred percent (100.00%) working interest and an eighty percent (80.00%) net revenue interest in and to the leases comprising the All Depths Rights, insofar and only insofar as those leases cover the land described in Exhibit B hereto ("All Depths Rights Leases"); and

(iv)
a twenty-five percent (25%) working interest and an eighty percent (80%) net revenue interest in and to the leases comprising the Chugwater Rights, insofar and only insofar as those leases cover the land described in Exhibit C hereto ("Chugwater Rights Leases").

(b) The surface rights incident or appurtenant to the Leases and the Land, and all easements, rights-of-way, permits, licenses, servitudes, surface use agreements or other similar interests affecting the Land and the Leases and attributable to the Interests (collectively, the “Surface Rights”).

(c) The agreements, contracts, options, leases, licenses, permits and other documents related to the ownership or operation of the Leases, the Land, and the Surface Rights including, without limitation, all operating, unit, pooling, exploration, farm-out, participation, operating, unit, pooling, communitization, gathering, water disposal, processing, transportation and product purchase agreements, and options, permits, orders and decisions of state and federal regulatory authorities to the extent such documents are attributable to the Interests (collectively, the “Material Contracts”).

(d) Copies of Seller’s files and records related to the Leases and the Land (the “Records”) including, without limitation, all of the following: (i) land, lease, title, contracts, rights of way, correspondence and other documents; and (ii) division of interest and accounting records, but excluding all of Seller's seismic data, which seismic data Buyer may review only in Seller's office (with unlimited access upon 24 hour notice).  Buyer may retain any geophysicist designated by Buyer to process the data so long as all processing (supervised by Tom Schandle, or other geophysicist designated by Seller) also occurs in Seller's office. Buyer may reprocess and reinterpret Seller's seismic data as often as Buyer deems necessary to create its own files, which shall only be used in Seller's business and may not be disclosed to third parties (other than the Buyer's advisors and agents, all of which shall be the sole and absolute cost and expense of Buyer).

2. The working interest assigned by Seller to Buyer in the Deep Rights and All Depths Rights shall be subject to a 20% royalty and overriding royalty (the “Royalty”) burden, so that after closing of the sale contemplated by this Agreement, Buyer shall own an undivided one hundred percent (100.00%) working interest and eighty percent (80.00%) net revenue interest in the Deep Rights Leases and All Depths Rights Leases  The interest assigned by Seller to Buyer in Chugwater Rights Leases will be all of the interest of Buyer, as of the Effective Time.  If Seller owns less than 100% of the leasehold interest in any Lease, or in the event any Lease covers less than the full mineral estate in the land covered by such Lease, then the Royalty shall be reduced proportionately with respect to Seller’s interest in such Lease or the partial mineral interest covered by the Lease.

3. The Purchase Price for the Assets shall be Eight Million Dollars ($8,000,000) ("Cash Payment") which shall be paid by Buyer by wire transfer on December 20, 2010 ("Cash Payment Date").  Buyer shall deliver 6,666,667 shares of Buyer's common stock ("Shares") as a deposit against the Cash Payment no later than November 23, 2010.  If the Cash Payment is made on or before the Cash Payment Date, Davis shall return the Shares to Buyer.  If the Cash Payment is not made on or before the Cash Payment Date, Davis shall retain the Shares as payment in full in lieu of the Cash Payment.

4. Ownership of the Assets shall be transferred from Seller to Buyer upon delivery of the Shares, but effective as of the Effective Time.  All costs and expenses attributable to the Assets incurred prior to the Effective Time shall be the responsibility and obligation of Seller, all costs and expenses attributable to the Assets and incurred at or after the Effective Time shall be the responsibility and obligation of the respective Buyer after the Effective Time.

5. Buyer shall add the Shares to its current registration statement filed with the Securities and Exchange Commission under the Securities Act of 1933 as soon as possible after execution of this Agreement and no later than December 31, 2010.  Buyer shall cause the Shares to be free trading stock as soon as possible and deliver the Shares in denominations specified by Seller with no restrictions and at no cost to Seller; provided, that Seller may not sell, transfer or dispose of any of the Shares until after the Second Cash Payment Date.

6. Seller and Buyer agree that all drilling obligations of Buyer set forth in the Purchase Agreements between Seller and Buyer dated May 15, 2010 (acreage/override), March 19, 2010 (Palm) and January 28, 2010 (Wilke) are hereby terminated.

7.  Upon delivery of the Shares, Seller agrees that Buyer shall have all of the authority of Seller to go to Wapiti Energy, LLC for any reason Buyer deems necessary or advisable.

8. Seller hereby represents and warrants to Buyer that the following representations and warranties shall be true and correct at and as of Closing:

(a) Seller is a limited liability company duly organized and a corporation, each validly existing and in good standing under the laws of the State of Nevada, and is authorized to do business in the State of Wyoming and the State of Nebraska.

(b) Seller has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, and perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate nor be in conflict with any provision of Seller’s articles of organization or organizational documents, or any agreement or instrument to which Seller is a party or is bound, or any judgment, decree, order, writ, injunction, statute, rule or regulation applicable to Seller. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly and validly authorized by all requisite action on the part of Seller.

(c) The Records have been maintained in the ordinary course of Seller’s business, and Seller has not intentionally omitted any material information from the Records.

9. Buyer hereby represents and warrants to Seller that the following representations and warranties shall be true and correct at and as of Closing:

(a) Buyer is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and is authorized to do business in the State of Wyoming and the State of Nebraska.

(b) Buyer has all requisite power and authority to carry on its business as presently conducted, to enter into this Agreement, and perform its obligations under this Agreement. The consummation of the transactions contemplated by this Agreement will not violate nor be in conflict with any provision of Buyer’s articles of organization or organizational documents, or any agreement or instrument to which Buyer is a party or is bound, or any judgment, decree, order, writ, injunction, statute, rule or regulation applicable to Buyer. The execution, delivery and performance of this Agreement, and the transactions contemplated hereby, have been duly and validly authorized by all requisite action on the part of Buyer.

10. The purchase and sale of the Assets pursuant to this Agreement (the “Closing”) shall occur at on or before November 23, 2010, by fax or electronically, or such other date as Buyer and Seller may mutually agree in writing, electronically. At the Closing, the following shall occur:

(a) Seller shall execute, acknowledge and deliver to Buyer (in sufficient counterparts to facilitate recording) assignments, conveyances and bills of sale (the “Assignment”) covering the Assets, substantially in the form of Exhibit E hereto, with sufficient counterparts for filing in the appropriate governmental offices.

(b) On or before November 23, 2010, Buyer shall deliver the Shares to Seller.

(c) Seller shall deliver to Buyer copies of the Records.

11. From and after Closing, Buyer shall provide Seller with all geological, geophysical, engineering and land data information relevant to the Lands and Leases, whether in its possession, under its control or otherwise accessible to it, whether now or hereafter obtained, including without limitation all seismic data, well logs and reports, daily drilling reports, DST’s, daily completion reports, daily and monthly production reports, title data, plats, and maps, as soon as Buyer receive such information.

12. Buyer acknowledges that it has acquired interests in the Assets pursuant to prior agreements with Seller, and Buyer acknowledge that they are not relying upon any representations or warranties of Seller, except that  Seller represents that the Assets it agrees to convey under this Agreement are free and clear of all mortgages, liens or other encumbrances created by, through or under Seller.  Otherwise, this Agreement is made without warranty of title either expressed or implied.  EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, THIS AGREEMENT IS MADE WITHOUT ANY OTHER WARRANTIES OR COVENANTS, EXPRESSED OR IMPLIED IN FACT OR IN LAW, AS TO TITLE, MERCHANTABILITY, DURABILITY, USE, OPERATION, OR FITNESS FOR ANY PARTICULAR PURPOSE, AND THIS AGREEMENT IS “AS IS, WHERE IS” AND “WITH ALL FAULTS”.

13. Buyer shall be responsible for any and all state and local taxes or fees imposed on the transfer of the Assets.

14. All exhibits attached to this Agreement are hereby incorporated by reference herein and made a part hereof for all purposes as if set forth in their entirety herein. This Agreement, including the exhibits attached hereto, constitutes the entire agreement between the Parties as to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions of the Parties, whether oral or written. No supplement, amendment, alteration, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties. All other drafts whether written or oral of this Agreement are rescinded and this Agreement supersedes any prior draft of this Agreement whether written or oral, including all previous letters or emails rescinding or cancelling the selling and buying of the Assets.

15. The rights of Seller and Buyer may be assigned and the provisions of this Agreement shall extend to their successors and assigns, provided, however, no assignment shall relieve either Seller or Buyer of their obligations under this Agreement.

16. This Agreement shall be governed and construed in accordance with the laws of the State of Colorado. In the event of any dispute arising out of or relating to this Agreement, the prevailing Party shall be entitled to recover from the other Party court costs and reasonable attorneys’ fees.

17. Any notice required or permitted by this Agreement shall be given in writing by personal service, overnight delivery service, e-mail, facsimile or by certified mail, return receipt requested, postage prepaid, as follows:

If to Seller: Edward Mike Davis, LLC 200 Rancho Circle Las Vegas, Nevada 89107 Attention: Edward Mike Davis Fax: E-Mail:
If to Buyer: Recovery Energy, Inc. 1515 Wynkoop, Suite 200 Denver, Colorado 80202 Attention: Roger Parker and Jeffrey Beunier Fax: (888) 887-4449 E-Mail: jbeunier@recoveryenergyco.com	With a copy to: Jeff Knetsch Brownstein Hyatt Farber Schreck, LLP 410 17th Street, 22nd Floor Denver, Colorado 80202 Fax: (303) 223-1111 E-Mail: jknetsch@bhfs.com
(or such other address as designated in writing by either Party to the other) and shall be deemed to have been given as of the date of receipt by the intended Party.

18. The Parties agree to execute, acknowledge and deliver such additional instruments, agreements or other documents, and take such other action as may be necessary or advisable to consummate the transactions contemplated by this Agreement. The Parties acknowledge that they and their respective counsel have negotiated and drafted this Agreement jointly and agree that the rule of construction that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation or construction of this Agreement.

19. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute for all purposes one agreement.  Facsimiles and electronic copies of this Agreement shall be effective as originals.

IN WITNESS WHEREOF, Buyer and Seller have executed and delivered this Agreement on the dates below the signatures hereto, to be effective for all purposes as of the Effective Time.

SELLER: Edward Mike Davis, L.L.C. By: /s/ Edward Mike Davis Edward Mike Davis, Manager Date: November 19, 2010	BUYER: Recovery Energy, Inc. By: /s/ Roger A. Parker Roger A. Parker, CEO Date: November 19, 2010
Spottie, Inc.. By: /s/ Edward Mike Davis Edward Mike Davis, President Date: November 19, 2010